EXHIBIT 23.2

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

December 4, 2017

Panhandle Oil and Gas Inc.

Grand Centre, Suite 300

5400 North Grand Blvd.

Oklahoma City, OK 73112

Ladies and Gentlemen:

We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton as independent petroleum engineers, and to the inclusion of information taken from the reports listed below in the Panhandle Oil and Gas Inc. Annual Report on Form 10-K (“the 10-K”):

•	Report as of September 30, 2017 on Certain Properties owned by Panhandle Oil and Gas Inc.;
•	Report as of September 30, 2016 on Certain Properties owned by Panhandle Oil and Gas Inc.;
•	Report as of September 30, 2015 on Certain Properties owned by Panhandle Oil and Gas Inc.; and
•	Appraisal Report as of September 30, 2014 on Certain Properties owned by Panhandle Oil and Gas Inc.

We further consent to the inclusion of our Report of Third Party dated October 6, 2017, as Exhibit 99 in the 10-K, and to the incorporation by reference in the Registration Statement on Form S-3 (File No 333-221370) of Panhandle Oil and Gas Inc. of information relating to Panhandle Oil and Gas Inc.'s estimated proved reserves as set forth in the Annual Report on Form 10-K of Panhandle Oil and Gas Inc. for the fiscal year ended September 30, 2017.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716